UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 23, 2014

Kforce Inc.
(Exact name of registrant as specified in its charter)

Florida	000-26058	59-3264661
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1001 East Palm Avenue, Tampa, Florida 33605
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (813) 552-5000
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
The information set forth in Item 2.03 is incorporated by reference into this Item 1.01.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On December 23, 2014, Kforce Inc. and its subsidiaries (collectively, the "Firm") entered into a Third Amendment to the Third Amended and Restated Credit Agreement dated as of September 20, 2011 (as amended to date, the "Credit Facility"), with a syndicate led by Bank of America, N.A. and also including Wells Fargo, JPMorgan Chase and BMO Harris Bank. The amended Credit Facility resulted in an increase in the maximum borrowing capacity under the Credit Facility from $135 million to $170 million as well as an increase of the accordion option from $15 million to $50 million. Available borrowings under the Credit Facility are limited to 85% of the net amount of eligible accounts receivable, plus 85% of the net amount of eligible unbilled accounts receivable, plus 80% of the net amount of eligible employee placement accounts, minus certain minimum availability reserves; provided, that the Firm may, subject to certain conditions, elect to increase the available borrowing limitation based on a percentage of the appraised fair market value of the Firm's corporate headquarters property and/or an additional percentage of net eligible accounts receivable, net eligible unbilled accounts receivable and net eligible employee placement accounts. Borrowings under the Credit Facility are secured by substantially all of the assets of the Firm, excluding the real estate located at the Firm's corporate headquarters in Tampa, FL, unless the eligible real estate conditions are met. The interest rate on the outstanding borrowings was not changed.
To the extent that the Firm has unused availability under the Credit Facility, an unused line fee is required to be paid on a monthly basis equal to (a) if the average daily aggregate revolver outstandings are less than 35% of the amount of the commitments, 0.35% or (b) if the average daily aggregate revolver outstandings are greater than 35% of the amount of the commitments, 0.25% times the amount by which the maximum revolver amount exceeded the sum of the average daily aggregate revolver outstandings, during the immediately preceding month or shorter period if calculated for the first month hereafter or on the termination date. The Firm was required to pay a closing fee of $340,000 and certain other customary closing costs and fees upon entering into the Third Amendment. The Firm will continually be subject to certain affirmative and negative covenants including (but not limited to), in the event that the firm is unable to maintain certain minimum availability, the maintenance of a fixed charge coverage ratio of at least 1.00 to 1.00. The amendment modified the maturity date of the Credit Facility to December 23, 2019.
    The foregoing summary of the Third Amendment to the Third Amended and Restated Credit Agreement is not complete and is qualified in its entirety by reference to the full text of the Third Amendment, which has been attached to this Current Report on Form 8-K as Exhibit 10.1.

Item 8.01 Other Events
On December 23, 2014, the Firm entered into a corporate stock repurchase plan (the "Plan"), which allows the Firm to repurchase outstanding common stock under a share repurchase program authorized by the Firm's Board of Directors. The Plan is in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934, is effective on January 1, 2015, and is subject to certain price, market, volume and timing constraints specified in the Plan.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1	Third Amendment to the Third Amended and Restated Credit Agreement, dated December 23, 2014, between Kforce Inc. and its subsidiaries and Bank of America, N.A. and the other lenders thereto.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KFORCE INC.
(Registrant)

December 23, 2014	By:	/s/ DAVID M. KELLY
David M. Kelly,
Senior Vice President, Chief Financial Officer (Principal Financial Officer)

KFORCE INC.
(Registrant)

December 23, 2014	By:	/s/ SARA R. NICHOLS
Sara R. Nichols,
Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)